Exhibit 99.1


Contact:       Eric J. Shick
               Vice President - Investor Relations
               (908) 277-8413

               Holly P. Glass
               Vice President - Government and Public Relations
               (703) 754-2848

                      BARD REPORTS THIRD-QUARTER RESULTS
               NET SALES UP 12%, EARNINGS PER SHARE AT 98 CENTS

MURRAY HILL, NJ -- (October 15, 2003) -- C. R. Bard, Inc. (NYSE-BCR) today reported net sales of $361.8 million for the quarter ended September 30, 2003, up 12 percent over the prior-year period's net sales of $322.7 million. On a constant currency basis, third-quarter 2003 net sales increased 9 percent over the third quarter 2002. Third-quarter 2003 net sales in the U.S. were $258.8 million, up 10 percent over the prior-year period, and net sales outside the U.S. were $103.0 million, up 17 percent over the prior-year period. On a constant currency basis, net sales outside the U.S. increased by 6 percent over the prior-year quarter.

Net Income for the third quarter 2003 was $51.5 million, and diluted earnings per share were 98 cents, up 73 percent and 72 percent, respectively, over the same period in the prior year. For the quarter ended September 30, 2002, Bard reported net income of $29.8 million and diluted earnings per share of 57 cents. Included in the third-quarter 2002 results were items totaling $14.8 million after tax, or 28 cents per diluted share, related to the realignment of certain divisional and manufacturing operations and a tax credit. Excluding these items, net income and diluted earnings per share both grew 15 percent for the quarter.

Timothy M. Ring, chairman and chief executive officer, commented, "We continue to be pleased with our strategic and financial progress. Third-quarter results highlight the strength of our customer relationships across a broad range of markets, coupled with an improving product portfolio. Our efficiency improvements outpaced our spending programs this quarter, resulting in better than expected earnings results. We remain committed to our objective of 12 percent annual earnings per share growth going forward."

C. R. Bard, Inc., (www.crbard.com) headquartered in Murray Hill, N.J., is a leading multinational developer, manufacturer, and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology, and surgical specialty products.

This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Please refer to our June 30, 2003 Form 10-Q for a statement with regard to forward-looking statements, including disclosure of the factors that could cause actual results to differ materially from those expressed or implied.


                                   - MORE -

                               C. R. Bard, Inc.
                       Consolidated Statements of Income
          (thousands of dollars except per share amounts, unaudited)



                                                            Quarter Ended                   Nine Months Ended
                                                            September 30,                     September 30,
                                                    ------------------------------     ----------------------------
                                                        2003              2002            2003             2002
                                                    -------------      -----------     -----------      -----------

Net sales                                               $361,800         $322,700      $1,051,900         $942,100

Costs and expenses:
     Cost of goods sold                                  154,700          149,200         453,500          435,700
     Marketing, selling & administrative expense         112,300           95,200         326,300          276,300
     Research & development expense                       21,600           14,900          62,900           44,100
     Interest expense                                      3,200            3,100           9,500            9,500
     Other (income) expense, net                         (1,100)           23,600         (4,300)           30,000

                                                    -------------      -----------     -----------      -----------
Total costs and expenses                                 290,700          286,000         847,900          795,600
                                                    -------------      -----------     -----------      -----------


Income before tax provision                               71,100           36,700         204,000          146,500
     Income tax provision                                 19,600            6,900          56,100           38,100
                                                    -------------      -----------     -----------      -----------

Net income (1)                                           $51,500          $29,800        $147,900         $108,400
                                                    =============      ===========     ===========      ===========

Basic earnings per share                                   $0.99            $0.58           $2.86            $2.08
                                                    =============      ===========     ===========      ===========

Diluted earnings per share                                 $0.98            $0.57           $2.81            $2.05
                                                    =============      ===========     ===========      ===========

Wt. avg. common shares outstanding - basic                51,800           51,700          51,700           52,100

Wt. avg. common shares outstanding - diluted              52,600           52,300          52,600           52,900


(1) Third quarter 2002 results included a charge related to the realignment of certain divisional and manufacturing operations and a tax credit resulting in a net impact of $14.8 million after tax ($0.28 diluted earnings per share). First quarter 2002 results include charges related to the termination of the company's merger agreement with Tyco International, Ltd. of $4.0 million after tax ($0.08 diluted earnings per share), divisional and manufacturing consolidation projects of $1.7 million after tax ($0.03 diluted earnings per share) and corporate severance related costs of $4.2 million after tax ($0.08 diluted earnings per share). These charges were offset with the reversal of certain legal accruals of $3.0 million after tax ($0.06 diluted earnings per share).

                      Product Group Summary of Net Sales
                          Quarter Ended September 30,                     Nine Months Ended September 30,
                 ----------------------------------------------   -------------------------------------------------
                                                     Constant                                            Constant
                    2003        2002       Change    Currency       2003           2002        Change    Currency
                 ----------- ------------ --------- -----------   ----------    -----------   --------- -----------

Vascular            $77,400      $65,600    18%        12%         $220,800       $189,200      17%         9%
Urology             113,300      107,100     6%         4%          337,100        312,400       8%         6%
Oncology             86,300       76,100    13%        11%          244,000        221,900      10%         8%
Surgery              68,500       56,800    21%        19%          200,300        169,100      18%        17%
Other                16,300       17,100    (5)%       (6)%          49,700         49,500      ---        (1)%
                 ----------- ------------

Total net sales    $361,800     $322,700    12%         9%        $1,051,900      $942,100      12%         8%
                 =========== ============                         ==========    ===========